Exhibit 10.2

FIRST AMENDMENT OF PURCHASE AND SALE AGREEMENT

WHEREAS, on November 16, 2006, Smith Production Inc. (“Smith”), a Texas corporation, as seller, and Edge Petroleum Exploration Company (“Edge”), a Delaware corporation, as purchaser, entered into two different Purchase and Sale Agreements, each Purchase and Sale Agreement being effective as of January 1, 2007, at 12:01 a.m., but each Purchase and Sale Agreement covering different oil and gas properties.

WHEREAS, in order to differentiate one Purchase and Sale Agreement from the other for purposes of description and reference in this First Amendment of Purchase and Sale Agreement (the “Amendment”), Edge and Smith stipulate and agree that (i) the Purchase and Sale Agreement in which the first page of Exhibit 1.2(a) Leases describes the Angelita Prospect in San Patricio County, Texas shall be described as “Purchase and Sale Agreement #1” and (ii) the Purchase and Sale Agreement in which the first page of Exhibit 1.2(a) Leases describes the Black Stone Prospect in Hidalgo County, Texas shall be described as “Purchase and Sale Agreement #2.”

WHEREAS, this Amendment pertains only to Purchase and Sale Agreement #2 which is referred to in this Amendment as the “Agreement”. The Agreement is attached hereto.

WHEREAS, Smith and Edge desire to amend the Agreement executing this Amendment.

NOW THEREFORE, for valuable consideration received, Smith and Edge hereby amend the Agreementas follows:

1. In Section 1.6(a)(ii), the word “produced” is insert after the word “Hydrocarbons” and before the word “at”.

2. In Section 1.6(a)(ii), the word “produced” is insert after the word “Hydrocarbons”and before the word “prior”.

3. In Section 3.4(a), the first sentence is deleted and replaced with the following sentence: “To assert a claim arising out of a breach of Seller’s representation and warranty of Defensible Title in Section 3.1(a), Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before Monday, January 15, 2007 at 12:00 pm CST (the “Title Claim Date”), except as otherwise provided in Sections 3.5, 3.6, 3.7, or 3.8.”

4. In Sections 9.1(a) and 12.2, the address of Seller is changed from 14425 Torrey Chase, Suite 190 Houston, Texas 77014 to 8708 Technology Forest Place, Suite 150, The Woodlands, Texas  77381.

To the extent that any other provisions in the Agreement require amendment in order to make the context of such provisions correct as the result of the foregoing amendments, all such provisions in the Agreement that require amendment are deemed to be amended.

As amended herein, the Agreement is hereby adopted, ratified and confirmed as being in full force and effect.

This Amendment shall be binding on each party that executes same, regardless of whether the Amendment is executed by all of the parties who are named below. The provisions of this Amendment shall be binding upon and inure to the benefit of each signatory party and their respective successors and assigns.

This Amendment may be executed in one or more counterparts, each of which shall have the same force and effect as an original, and each counterpart shall be binding upon the parties executing the same.

IN WITNESS WHEREOF, this Amendment is executed as of the dates shown below to be effective as of November 16, 2006.

Smith Production Inc.

By:	/s/ Glenn R. Smith
Glenn R. Smith, President

Date: January 15, 2007

Edge Petroleum Exploration Company

By:	/s/ John W. Elias
John W. Elias
Chairman, President and CEO
Date: January 15, 2007